EXHIBIT 23-2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-70953) on Form S-8 of Superior Bancorp (formerly, The Banc Corporation) of our report dated June 26, 2007, appearing in this Annual Report on Form 11-K of Superior Bancorp 401(k) Plan for the year ended December 31, 2007.
/s/ Carr, Riggs & Ingram, LLC
Enterprise, Alabama
June 27, 2008